UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2014

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 4, 2014, the Board of Directors of the Company appointed Robert S. Merritt to the Board of Directors as a Class I director.  There are no arrangements between Mr. Merritt and any other person pursuant to which Mr. Merritt was selected as a director. Mr. Merritt was also appointed as a member of the Company’s Audit Committee.

Mr. Merritt’s career in the restaurant industry has spanned nearly three decades. He currently serves on the Board of Directors for Cosi, Inc. and is also a director of Ruth’s Hospitality Group, Inc.  Mr. Merritt previously served on the Board of Directors of Outback Steakhouse, Inc. (“OSI”).  He was also one of the original members of OSI’s senior management team, where he oversaw the initial public offering and helped to expand the company’s initial operations of five restaurants in Florida in 1990 to over 1250 restaurants located in 22 countries by his retirement in 2005 and from the original Outback brand to seven restaurant concepts over the same time period.  Mr. Merritt served as President and CEO of Benjamin Moore & Co. from July 2012 to September 2013.  Mr. Merritt has also held various senior management positions with JB’s Restaurants; Vie de France Corporation, a restaurant and specialty baking company located in the Washington D.C. area, which he also helped to take public in 1983; and Price Waterhouse & Co.

In connection with his service on the Board of Directors, Mr. Merritt will enter into an Indemnification Agreement with the Company, a form of which was previously filed as Exhibit 10.12 to Amendment No. 7 to the Company’s Registration Statement on Form S-1 filed on May 8, 2012.

(b)  On February 27, 2014, Zane Leshner, notified Ignite Restaurant Group, Inc. (the “Company”) that he would resign from the Board of Directors of the Company effective February 27, 2014.

A copy of a press release announcing Mr. Merritt’s appointment and Mr. Leshner’ s resignation is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1            Press release dated March 5, 2014

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 2014

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Raymond A. Blanchette, III
Raymond A. Blanchette, III
Chief Executive Officer

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